CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of Credit Suisse Small Cap Value Fund and Credit Suisse Large Cap Value Fund (constituting the Credit Suisse Capital Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Counsel" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
February 17, 2004